EXHIBIT 14.01

June 8, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 4, 2020 of Mitesco, Inc. (the “Company”) and agree with the statements relating only to M&K CPAS, PLLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/M&K CPAS, PLLC